AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated effective as of November 30, 2009, by and among STERICYCLE, INC., a Delaware corporation (the “Buyer”), ATMW ACQUISITION CORP., a Delaware corporation (the “Acquisition Sub”), MEDSERVE, INC., a Delaware corporation (the “Target”), and solely in its capacity as representative for the Shareholders pursuant to this Agreement, AVISTA CAPITAL PARTNERS, L.P., a Delaware limited partnership (the “Shareholders’ Rep”). Each of the Buyer, the Acquisition Sub, the Target and the Shareholders’ Rep is referred to herein individually, as a “Party” and collectively, as the “Parties”.

 WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated effective as of May 9, 2009 (as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated effective as of August 6, 2009, Amendment No. 2 to Agreement and Plan of Merger dated effective as of September 17, 2009 and Amendment No. 3 to Agreement and Plan of Merger dated effective as of November 19, 2009, the "Merger Agreement"), whereby the Acquisition Sub will be merged with and into the Target in a transaction whereby the Target will become a wholly owned subsidiary of the Buyer;

WHEREAS, Parties desire to amend the Merger Agreement in certain respects as more specifically set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

1.

Merger Consideration. The parties hereby agree to amend the definition of “Merger Consideration” in Section 1 of the Merger Agreement to read in its entirety as follows:

“Merger Consideration” means One Hundred Eighty-two Million Five Hundred Thousand Dollars ($182,500,000.00).

2.

Escrow Amount. The parties hereby agree to amend Section 2.8(a)(vi) of the Merger Agreement to read in its entirety as follows:

(vi)

Sixth, an amount equal to $27,375,000 (the “Escrow Amount”), to be deposited in one or more accounts (collectively, the “Escrow Account”) with the Escrow Agent; and

3.

Ratification. Except as expressly amended by this Amendment, the Merger Agreement and the schedules and exhibits thereto shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Merger Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Merger Agreement.

4.

Execution in Counterparts. For the convenience of the Parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.

Governing Law. This Amendment shall be governed by and construed in accordance with the terms of the Merger Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Parties have executed this Amendment effective as of the date written above.

BUYER:

STERICYCLE, INC.

a Delaware corporation

By:

/s/ Frank J.M. ten Brink

Name:

Frank J. M. ten Brink

Title:

Executive Vice President

ACQUISITION SUB:

ATMW ACQUISITION CORP.

a Delaware corporation

By:

/s/ Frank J.M. ten Brink

Name:

Frank J. M. ten Brink

Title:

Vice President

THE COMPANY:

MEDSERVE, INC.

a Delaware corporation

By:

/s/ Michael M. Fields

Name:

Michael M. Fields

Title:

President

THE SHAREHOLDERS’ REP:

AVISTA CAPITAL PARTNERS, L.P.

By:

/s/ Robert Cabes

Name:

Robert Cabes

Title:

Partner

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